Exhibit A(9)(a)

AMENDMENT TO

ADVISORS DISCIPLINED TRUST

RULE 12d1-4 UNIT INVESTMENT TRUST OF CLOSED-END

FUNDS INVESTMENT AGREEMENT

THIS AMENDMENT, dated as of August 19, 2024, is to the Advisers Disciplined Trust Rule 12d1-4 Unit Investment Trust of Closed-End Funds Investment Agreement dated January 19, 2022 (the “Agreement”), between the Trust (as defined in the Agreement) and the Acquired Funds (as defined in the Agreement).

WHEREAS, the Acquired Funds listed on Schedule A of the Agreement may be amended pursuant to Section 7(b) of the Agreement;

WHEREAS, the Trust and the Acquired Funds wish to amend Schedule A of the Agreement to add an additional Acquired Fund to which the terms of the Agreement would apply;

NOW THEREFORE, in consideration of the foregoing premises, the list of Acquired Funds on Schedule A of the Agreement is hereby amended to add the closed-end management investment company, “ClearBridge Energy Midstream Opportunity Fund Inc.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ACQUIRING FUNDS

ADVISORS DISCIPLINED TRUST ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

By: Advisors Asset Management, Inc., on behalf of the Acquiring Funds

By:	/s/ ALEX R. MEITZNER

Name: Alex R. Meitzner

Title: Senior Vice President

ACQUIRED FUNDS

LMP CAPITAL AND INCOME FUND INC.

CLEARBRIDGE MLP & MIDSTREAM TOTAL RETURN FUND INC.

BRANDYWINEGLOBAL GLOBAL INCOME OPPORTUNITIES FUND INC.

WESTERN ASSET HIGH YIELD DEFINED OPPORTUNITY FUND INC.

CLEARBRIDGE MLP & MIDSTREAM FUND INC.

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

1

By:	/s/ JANE E. TRUST

Name: Jane Trust

Title: President

TEMPLETON EMERGING MARKETS FUND

FRANKLIN UNIVERSAL TRUST

By:	/s/ NAVID J. TOFIGH

Name: Navid J. Tofigh

Title: Vice President

2